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                                 April 21, 1999

CONFIDENTIAL

Amazon.com
1516 Second Avenue
Seattle, WA  98101
Attn:  Mr. Bill Curry

         RE:      IMAGEX.COM, INC.

Dear Mr. Curry:

         As you may know, ImageX.com, Inc. is planning an initial public offering of its common stock and expects to file a registration statement with the Securities and Exchange Commission during the week of May 3, 1999. ImageX.com's plans regarding this initial public offering remain extremely confidential. Please help us to protect the confidentiality of these plans by disclosing them on a need-to-know basis only.

         A portion of the registration statement (attached hereto as Annex A) includes information regarding your use of ImageX.com's products and services. We have based the statements in Annex A on information compiled by you and either provided to ImageX.com or made publicly available. Accordingly, ImageX.com requests that you confirm that each of the statements in Annex A is accurate and complete, and consent to its disclosure in the registration statement and in any documents required to be filed by ImageX.com in the future by the Securities Exchange Act of 1934, as amended, and other applicable law.

         Please sign below to indicate your confirmation and consent and then fax a copy of this letter to the undersigned at (425) 452-0169 on or before April 28, 1999. Please also return the original letter by mail or overnight courier. Thank you very much for your assistance with this matter.

                                 Very truly yours,

                                 /s/ JOHN R. HIGGINS

                                 John R. Higgins
                                 Director of Business Director and Acquisitions


Agreed to and acknowledged as of May 5, 1999:

AMAZON.COM:

By:      Name:    /s/ BILL CURRY
               -----------------------------
         Title:   DIR - PUBLIC RELATIONS
               -----------------------------
         (Its duly authorized representative)



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                               ANNEX A

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[Logo of Amazon.com]                          Before ImageX.com                 ImageX.com Solution
--------------------------------------- ------------------------------------ -------------------------------------
World's largest online seller of        Fax-back method of proofing          Instant online proofs slash
books                                   resulted in long delays, lost        process by an average of five days
1,200 employees                         orders, errors and frustrated
                                        employees

                                        25 man-hours per week spent          Reduced admin. time by 90%
                                        researching, calling printer,        with instant online order status
                                        and tracking down orders             and history

                                        Customer had experienced high        ImageX.com's "graphic rules"
                                        error rates                          eliminate errors and maintain
                                                                             consistent corporate graphics
                                                                             standards
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